EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-61940 and 333-66982 on Form S-3 and Registration Statement Nos. 333-43334, 333-53970, 333-54932, 333-105215 and 333-124777 on Form S-8 of Sonus Networks, Inc. (the “Company”) of our report on the consolidated financial statements of the Company for the years ended December 31, 2006 and 2005 dated August 2, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R) Share-Based Payment discussed in Note 10 and the restatement discussed in Note 2), and our report relating to management’s report on the effectiveness of internal control over financial reporting dated August 2, 2007 (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting), appearing in this Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 2, 2007